UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report: February 3, 2008

SAIC, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33072	20-3562868
(Commission File Number)	(I.R.S. Employer Identification No.)

10260 Campus Point Drive, San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 826-6000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Election of Director

(d) On February 3, 2008, Dr. France A. Córdova accepted an invitation to be a director of SAIC, Inc. (the “Company”) with her election effective on February 21, 2008, to fill a vacancy on the Board of Directors.

Dr. Córdova has served as the President of Purdue University since July 2007. Prior to joining Purdue University, she served as Chancellor of University of California Riverside from 2002 to 2007. From August 1996 to July 2002, Dr. Córdova was Vice Chancellor for Research and Professor of Physics at University of California Santa Barbara. She served as Chief Scientist of National Aeronautics and Space Administration from 1993 to 1996, and headed the Department of Astronomy and Astrophysics at Pennsylvania State University from 1989 to 1993. Dr. Córdova is a member of the board of directors of Edison International.

In connection with her election, Dr. Córdova will be entitled to receive the standard remuneration provided to the Company’s non-management directors and (i) an inducement stock grant consisting of 3,000 shares of the Company’s class A preferred stock, and (ii) equity grants with an aggregate value of $160,000, split between options to purchase shares of the Corporation’s common stock (one-third of the value) and restricted shares of the Corporation’s class A preferred stock (two-thirds of the value). The standard remuneration includes (i) an annual cash retainer in the amount of $50,000, (ii) fees of $1,500 for each meeting of the Board that she attends and $2,000 for each meeting of any committee of which she is a member that she attends, and (iii) an annual grant of options and shares of restricted stock. Dr. Córdova will serve on the Compensation Committee and the Ethics and Corporate Responsibility Committee of the Board of Directors.

A copy of the press release, dated February 7, 2008, announcing the election of Dr. Córdova to the Board is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated February 7, 2008 issued by SAIC, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)		SAIC, Inc.

Date: February 7, 2008	By	/s/ DOUGLAS E. SCOTT
Douglas E. Scott
Its: Executive Vice President, General Counsel and Secretary